EXHIBIT 10.2
OUTERWALL INC.
2016 INCENTIVE COMPENSATION PLAN
FOR EXECUTIVE LEADERS
SUMMARY
The 2016 Incentive Compensation Plan for Executive Leaders (the “Plan”) is a cash bonus plan in which Outerwall Inc. (the “Company”) Line of Business (the “LOB”) and Shared Services Unit (the “SSU”) Leaders are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company, the performance of a particular line of business or shared service unit, and individual performance. The performance period for the Plan is January 1, 2016 to December 31, 2016 (the "Performance Period").

OVERVIEW
The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who will participate in the Plan and the actual bonus (if any) payable to each participant. The target bonus for each participant is determined as a percentage of such participant’s base salary, as determined by the Compensation Committee in its sole discretion (the "Target Bonus").

ELIGIBILITY REQUIREMENTS
Unless specifically provided otherwise in a written agreement between the Company and a participant, a participant must be continuously employed by the Company from January 1, 2016 through December 31, 2016 to be eligible for payment under the Plan. A participant hired after January 1, 2016 and employed through December 31, 2016 may receive a pro-rated bonus payment. A participant who meets these eligibility requirements will be eligible to receive a bonus, even if the participant is not employed by the Company on the date the bonus payment is made.

BONUS PAYOUT
Payout under the Plan will be determined as follows:
1. Eighty percent (80%) will be based on the achievement of the following Company performance measures during the Performance Period and modified up or down by the LOB or SSU Score, as determined by the Compensation Committee in its sole discretion.

Performance Measures	1st Half Weighting[1]	2nd Half Weighting[1]	Total	Targets & Potential Payout
Outerwall Direct Contribution Margin Percent [2]	35%	35%	70%	See Appendix
Outerwall Revenue	15%	15%	30%	See Appendix
LOB or SSU Score (Modifier)[3]
1 Achievement for Outerwall Direct Contribution Margin Percent and Outerwall Revenue will be determined for each six month period in the Performance Period, with potential achievement ranging from 0% to 200% for each measure and the aggregate payout. 1st Half is January 1 to June 30, 2016. 2nd Half is July 1 to December 31, 2016.
2 Direct Contribution Margin Percent is defined as Direct Contribution Margin divided by Revenue.
3 The LOB or SSU Score, as applicable, is a discretionary measure guided by results on revenue, profitability, and overall LOB or SSU performance during the Performance Period.
2. Twenty percent (20%) will be based on the Compensation Committee’s discretion after evaluating a participant’s individual performance during the Performance Period, based on any criteria that the Compensation Committee determines to be appropriate in its sole discretion. The Company's Chief Executive Officer will make recommendations to the Compensation Committee regarding individual bonuses under this component. The Compensation Committee will then review and approve all individual bonuses. Participants under the Plan may receive between 0% and 200% of the portion of the Target Bonus applicable to this component.
In aggregate, participants under the Plan may receive between 0% and 200% of the Target Bonus.
The Compensation Committee may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company's performance.

Payment of each bonus will be made as soon as practicable after the end of the Performance Period, but in any event will be made no later than March 15, 2017. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

OTHER
Each bonus that may become payable under the Plan will be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.
No participant will have any claim to a bonus under the Plan, and the Compensation Committee will have no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan will be deemed to limit in any way the Compensation Committee's full discretion to determine whether to grant any bonuses hereunder.
The Compensation Committee reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.
The Plan is subject to the Company's Policy on Reimbursement of Incentive Payments.